Exhibit 99.1

February 19, 2008
Press Release
SOURCE: Oil States International, Inc.

Oil States Announces Fourth Quarter Earnings of $0.95 per Share

HOUSTON, February 19 - Today, Oil States International, Inc. (NYSE: OIS) reported net income for the quarter ended December 31, 2007 of $48.2 million, or $0.95 per diluted share compared to $49.4 million, or $0.98 per diluted share, reported in the fourth quarter of 2006. Oil States recognized year-over-year growth in revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) of 20% and 5%, respectively, in the fourth quarter of 2007.(A)

The Company generated $581.0 million of revenues and $94.7 million of EBITDA in the fourth quarter of 2007 compared to $484.3 million and $90.4 million, respectively, in the fourth quarter of 2006. Consolidated operating income in the fourth quarter of 2007 was $71.6 million compared to $73.2 million for the corresponding quarter of 2006. Increasing deepwater capital equipment sales in our Offshore Products segment and growth in our oil sands accommodations business along with contributions from two rental tool acquisitions completed during the third quarter of 2007 resulted in significant year-over-year improvements in revenue and EBITDA. However, consolidated EBITDA was negatively impacted by reduced margins in Drilling Services resulting from lower utilization due to extensive holiday downtime and lower margins in Tubular Services as record OCTG shipments were offset by lower OCTG prices.

The Company recognized an effective tax rate of 30.1% in the fourth quarter of 2007 compared to 31.3% in the fourth quarter of 2006. The effective tax rate in the fourth quarter of 2007 benefited from statutory tax rate changes in Canada; similarly the effective rate in the fourth quarter of 2006 benefited from tax return adjustments and the annualized benefit of lower state effective tax rates. During the fourth quarter, the Company spent $67.6 million in capital expenditures, primarily to expand its major oil sands lodges, and spent $23.4 million repurchasing 705,500 shares of its common stock.

The Company reported revenues of $2.1 billion and EBITDA of $385.5 million for the full year 2007 which resulted in net income of $203.4 million, or $3.99 per diluted share. For the same period in 2006, the Company reported revenues of $1.9 billion and EBITDA of $372.9 million, resulting in net income of $197.6 million, or $3.89 per diluted share. The results for 2007 include a $12.8 million pre-tax gain related to the sale of a portion of the Company’s investment in Boots & Coots. Additionally, in 2006, the Company recognized an $11.3 million pre-tax gain from the sale of its workover business to Boots & Coots.

BUSINESS SEGMENT RESULTS
(Unless otherwise noted, the following discussion compares the quarterly results from the fourth quarter of 2007 to the results from the fourth quarter of 2006.)

Well Site Services
Well Site Services generated revenues of $209.1 million and EBITDA of $67.2 million in the fourth quarter of 2007, compared to $158.5 million and $62.9 million, respectively, in the fourth quarter of 2006, representing year-over-year increases of 32% and 7%, respectively. The increase in EBITDA was primarily due to the contributions from the two rental tool acquisitions closed in the third quarter of 2007 and improved results from the oil sands accommodations operations, partially offset by lower revenues and profits from the Company’s drilling operations.

For the fourth quarter of 2007, the accommodations business reported revenues of $91.5 million and EBITDA of $29.0 million, compared to revenues and EBITDA of $70.4 million and $23.3 million, respectively, in the fourth quarter of 2006. Accommodations revenue and EBITDA increased 30% and 24%, respectively, primarily due to the significant increase in average available room capacity at the Company’s three major oil sands lodges. EBITDA growth in accommodations was partially offset by weaker year-over-year accommodations activity related to conventional Canadian drilling activity and a $5.0 million reduction in EBITDA from accommodation unit sales. Drilling services generated revenues and EBITDA of $35.3 million and $10.1 million in the fourth quarter of 2007, respectively, compared to $37.2 million of revenues and $19.7 million of EBITDA in the fourth quarter 2006. These year-over-year declines in drilling services were primarily the result of reduced utilization due to extensive holiday downtime in West Texas, resulting in lower fixed cost absorption and profit margins. Subsequent to the end of the year, the majority of the Company’s idle drilling rigs have gone back to work at comparable rates. Rental tools generated $82.3 million of revenues and $28.1 million of EBITDA in the fourth quarter of 2007 compared to revenue of $50.9 million and EBITDA of $19.9 million in the fourth quarter of 2006. This year-over-year growth was due to two acquisitions completed in the third quarter of 2007 coupled with organic growth in wireline equipment rentals, partially offset by holiday shutdowns, weather delays and declines in Canadian rental tool activity resulting from the 19% year-over-year decrease in industry-wide Canadian drilling and completion activity.

Offshore Products
Offshore Products, in the fourth quarter of 2007, continued to generate year-over-year growth, reporting $141.2 million of revenues and $21.3 million in EBITDA compared to $107.7 million of revenues and $17.1 million in EBITDA in the fourth quarter of 2006. The increase is primarily due to increased revenues and profits from bearing and connector products and drilling equipment deliveries partially offset by project cost overruns recognized in the fourth quarter totaling $5.0 million, before taxes, on a new drilling rig equipment project consisting of three separate systems. Two of the equipment systems were accepted by the customer and shipped prior to year end; the third system is expected to ship during the first quarter of 2008. Backlog totaled $362.2 million at December 31, 2007 which represented a 9% decrease from the $396.0 million reported as of September 30, 2007 due to contract award delays and record fourth quarter revenues.

Tubular Services
Tubular Services generated revenues and EBITDA of $230.6 million and $11.0 million, respectively, during the fourth quarter of 2007 compared to revenues of $218.1 million and EBITDA of $15.6 million in the fourth quarter of 2006. Tubular Services’ OCTG shipments increased 16% to a quarterly record level of 137,000 tons from 118,400 tons in the fourth quarter of 2006. Gross margins in the fourth quarter of 2007 declined to 5.7% from 8.5% in the fourth quarter of 2006 because of lower year-over-year OCTG mill pricing and competitive factors. The Company’s OCTG inventory declined 27% to $191.4 million at December 31, 2007 from the December 31, 2006 inventory level of $261.8 million. As of December 31, 2007, approximately 77% of Oil States’ OCTG inventory was committed to customer orders.

“Our growth in 2007 was led by our deepwater capital equipment business and our accommodations supporting oil sands developments, augmented by two rental tool acquisitions,” stated Cindy B. Taylor, Oil States’ President and Chief Executive Officer. “The year 2007 marked records for our company in revenues and EBITDA despite reduced profitability from our Tubular Services and West Texas drilling operations and reductions in conventional Canadian drilling and completion activity.”

“On February 15, 2008, we took a step to expand our operations and address potential capacity constraints in Offshore Products with the acquisition of a waterfront facility on the Houston ship channel. The new waterfront facility will expand our ability to manufacture, assemble, test and load out larger subsea production and drilling rig equipment thereby expanding our capabilities. Including the contribution from recent acquisitions, our current expectation for first quarter 2008 earnings is in a range of $1.10 to $1.20 per diluted share.”

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$580,971	$484,303	$2,088,235	$1,923,357
Costs and expenses:
Cost of sales	456,331	373,062	1,602,213	1,467,988
Selling, general and administrative expenses	31,989	27,604	118,421	107,216
Depreciation and amortization expense	21,383	14,578	70,703	54,340
Other operating income	(373)	(4,180)	(888)	(4,124)
Operating income	71,641	73,239	297,786	297,937

Interest expense	(5,191)	(4,859)	(17,988)	(19,389)
Interest income	909	836	3,508	2,506
Equity in earnings of unconsolidated affiliates	1,307	2,523	3,350	7,148
Gain on sale of workover services business and resulting equity investment	-	-	12,774	11,250
Other income	333	86	928	2,195
Income before income taxes	68,999	71,825	300,358	301,647
Income tax provision	(20,799)	(22,464)	(96,986)	(104,013)
Net income	$48,200	$49,361	$203,372	$197,634

Net income per share
Basic	$0.97	$1.00	$4.11	$3.99
Diluted	$0.95	$0.98	$3.99	$3.89

Weighted average number of common shares outstanding
Basic	49,730	49,533	49,500	49,519
Diluted	50,994	50,367	50,911	50,773

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)

	Dec. 31, 2007	Sep. 30, 2007	Dec. 31, 2006
Assets	(unaudited)	(unaudited)	(audited)
Current assets
Cash and cash equivalents	$30,592	$29,201	$28,396
Accounts receivable, net	450,153	414,211	351,701
Inventories, net	349,347	355,704	386,182
Prepaid expenses and other current assets	35,575	33,967	17,710
Total current assets	865,667	833,083	783,989
Property, plant and equipment, net	586,910	538,842	358,716
Goodwill, net	391,644	390,741	331,804
Investments in unconsolidated affiliates	24,778	23,604	38,079
Other noncurrent assets	60,627	75,521	58,506
Total assets	$1,929,626	$1,861,791	$1,571,094

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$239,119	$252,802	$199,842
Income taxes	43	4,062	11,376
Current portion of long-term debt	4,718	179,659	6,873
Deferred revenue	60,910	46,167	58,645
Other current liabilities	121	739	3,680
Total current liabilities	304,911	483,429	280,416
Long-term debt (B)	487,102	253,376	391,729
Deferred income taxes	40,550	40,482	38,020
Other liabilities	12,236	27,300	21,093
Total liabilities	844,799	804,587	731,258

Stockholders' equity
Common stock	522	522	511
Additional paid-in capital	402,091	399,963	372,043
Retained earnings	690,713	642,512	487,627
Accumulated other comprehensive income	73,036	72,365	30,183
Treasury stock	(81,535)	(58,158)	(50,528)
Total stockholders' equity	1,084,827	1,057,204	839,836
Total liabilities and stockholders' equity	$1,929,626	$1,861,791	$1,571,094

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues
Accommodations	$91,535	$70,389	$312,846	$313,966
Rental Tools	82,321	50,924	260,404	200,609
Drilling and Other	35,268	37,175	143,153	134,523
Workover Services	-	-	-	8,544
Well Site Services	209,124	158,488	716,403	657,642
Offshore Products	141,209	107,699	527,810	389,684
Tubular Services	230,638	218,116	844,022	876,031
Total Revenues	$580,971	$484,303	$2,088,235	$1,923,357

EBITDA (A)
Accommodations	$28,968	$23,268	$109,270	$92,559
Rental Tools	28,138	19,906	96,006	82,184
Drilling and Other (C)	10,092	19,690	66,983	68,458
Workover Services (D)	-	-	-	13,828
Well Site Services	67,198	62,864	272,259	257,029
Offshore Products	21,342	17,092	93,444	66,931
Tubular Services	10,974	15,622	40,763	68,648
Corporate / Other	(4,850)	(5,152)	(20,925)	(19,738)
Total EBITDA	$94,664	$90,426	$385,541	$372,870

Operating Income / (Loss)
Accommodations	$21,056	$18,900	$85,347	$73,643
Rental Tools	20,536	15,457	71,973	65,469
Drilling and Other	5,789	14,685	40,508	54,368
Workover Services	-	-	-	1,872
Well Site Services	47,381	49,042	197,828	195,352
Offshore Products	18,572	14,365	82,460	55,957
Tubular Services	10,494	15,015	38,467	66,486
Corporate / Other	(4,806)	(5,183)	(20,969)	(19,858)
Total Operating Income	$71,641	$73,239	$297,786	$297,937

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended December 31,
	2007	2006
Supplemental Operating Data
Land Drilling Operating Statistics
Average Rigs Available	34	32
Utilization	74.3%	85.9%
Implied Day Rate ($ in thousands per day)	$15.2	$14.7
Implied Daily Cash Margin ($ in thousands per day)	$4.3	$7.1
Offshore Products Backlog ($ in millions)	$362.2	$349.3
Tubular Services Operating Data
Shipments (Tons in thousands)	137.0	118.4
Quarter end Inventory ($ in thousands)	$191,374	$261,785

(A)
The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net income	$48,200	$49,361	$203,372	$197,634
Income tax expense	20,799	22,464	96,986	104,013
Depreciation and amortization	21,383	14,578	70,703	54,340
Interest income	(909)	(836)	(3,508)	(2,506)
Interest expense	5,191	4,859	17,988	19,389
EBITDA	$94,664	$90,426	$385,541	$372,870

(B)	As of December 31, 2007, the Company had approximately $185.3 million available under its revolving credit facility.
(C)	Includes the $12.8 million gain from the sale of Boots & Coots stock completed in April 2007.
(D)
Reflects two months’ results for the workover services business, which was sold to Boots & Coots International Well Control, Inc. effective on March 1, 2006 and also includes the $11.3 million non-cash, pre-tax gain from the sale of the workover services business to Boots & Coots International Well Control, Inc.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582
SOURCE: Oil States International, Inc.